EXHIBIT 3.2

                     CERTIFICATE OF AMENDMENT
                                OF
                   CERTIFICATE OF INCORPORATION

     Coded Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Coded Communications Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

	RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV", so that, as amended said Article shall be and read as follows:

						A.

     "The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred two million (102,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, $.01 par value per share, and two million (2,000,000) shares shall be preferred stock, $.01 par value per share (the "Preferred Stock").

                             B.

     Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by John A. Robinson, Jr., its President, and Steven E. Borgardt, its Secretary, this _____ day of September, 1996.


     BY: /S/ JOHN A. ROBINSON, JR.
             John A. Robinson, Jr.
             President
SS:618431.DOC:58002.001